2002 ENDORSEMENT
              APPLICABLE TO CERTIFICATES FUNDING ELIGIBLE DEFERRED
                               COMPENSATION PLANS

Effective immediately, this Endorsement amends your Certificate as follows:


SECTION 1.01 EMPLOYER. The existing definition is replaced with the following:

The term "Employer" means one of the following types of entities which is eligible to adopt, has adopted and maintains a Plan: (i) a State, a political subdivision of a State, or an agency or instrumentality of a State or political subdivision of a State ("Governmental Employer") or (ii) any other organization (other than a governmental unit) exempt from tax under the Code ("Tax Exempt Employer").

The following definition is added: SECTION 1.01A GOVERNMENTAL EMPLOYER PLAN.

The term "Governmental Employer Plan" means a Plan established and maintained by a Governmental Employer and is described in Section 457(g) of the Code.

The following section is added:  SECTION 1.01B OWNER.

The Owner of this Certificate is the person named in Equitable's records as designated in the application or in the transfer of ownership form, if so transferred subsequent to the issuance of this Certificate. In the case of a Governmental Employer Plan, the Owner may be the trustee of a trust holding assets of the Plan or the Employer deemed as trustee of the plan pursuant to
Section 401(f) of the Code. If the Owner of this Certificate is the Participant, this certificate may not be transferred or assigned to any other person in whole or in part. Subject to Equitable's approval, the Owner may designate another person to exercise rights under the Certificate.

SECTION 1.02 PLAN. The existing definition is amended as follows:

The term "Plan" refers to an "Eligible Deferred Compensation Plan" meeting the requirements of Section 457(b) of the Code which is established and maintained by an Employer for the benefit of individuals performing services for the Employer and their beneficiaries. There are two types of Plans: "Governmental Employer Plans" and "Tax Exempt Employer Plans".

SECTION 1.04 ANNUITY BENEFIT.  The existing definition is amended as follows:

1. Section 1.04 Annuity Benefit is changed to Section 1.04 Benefit.

2. The word "Annuity" is deleted from the first sentence.


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The following section is added:  SECTION 1.04A APPLICABLE TAX CHARGES.

The term "Applicable Tax Charge" means a charge that Equitable determines which is designed to approximate certain taxes that may be imposed on Equitable, including but not limited to premium taxes which may apply in the Participant's state. Equitable will deduct any such Applicable Tax Charge from amounts applied to an Annuity Benefit in accordance with Section 3.04. If the tax to which the Charge relates is imposed on Equitable at a time other than when amounts are applied to an Annuity Benefit, Equitable reserves the right to deduct the Charge from Contributions, Partial Withdrawals or Terminations, as applicable in Part II.

SECTION 1.05 PARTICIPANT.  The existing definition is replaced by the following:

The term "Participant" means an individual who participates in a Plan, and on whose behalf the Certificate is purchased and is maintained. The Participant is shown on Page 3 of this Certificate. If the Plan permits, a beneficiary under the Plan or another individual whose interest in the Plan is derived from the plan Participant may become the Participant.

SECTION 1.06. CONTRIBUTION. The existing definition is replaced by the following:

The term "Contribution" means a payment made to Equitable for this Certificate pursuant to the terms of the Plan and subject to the limits as described in
Section 2.01.

SECTION 1.11 RETIREMENT DATE. The existing definition is replaced by the following:

The term "Retirement Date" means the date on which the Participant attains the retirement age as shown on Page 3 of the Certificate. Before the Retirement Date the Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect to change the Retirement Date to another Retirement Date, which may be any date after the filing of the election (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing and shall not take effect until received by Equitable at the Processing Office. A Retirement Date later than Equitable's maximum maturity age, currently age [85] cannot be chosen unless required by State law. If the Retirement Date is later than the age when the Participant must begin taking minimum distributions required under Sections 457 and 401(a)(9) of the Code, withdrawals must be made from this Certificate as described in Section 3.05 of this Endorsement.

SECTION 1.18 CASH VALUE.  The existing definition is amended as follows:

The following is added after item (v):

(vi) or, the Participant's attainment of age 55, the completion of at least five Participation Years, and separation from service.


2002EDC-100                                                               Page 2
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SECTION 1.19 CODE.  The existing definition is replaced by the following:

The term "Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to "the Code" in this Certificate include references to applicable Federal income tax Regulations.

The following section is added:  SECTION 1.20 PLAN TRUST.

The term "Plan Trust" means a trust, if any, adopted by the Employer for the Plan, to hold this Certificate for the exclusive benefit of Plan participants and their beneficiaries in accordance with the provisions of the Plan.

The following section is added: SECTION 1.21 TRUST AGREEMENT.

The term "Trust Agreement" means an agreement evidencing the Plan Trust.

The following definition is added: SECTION 1.22 SUBSTITUTED BENEFICIARY.

The term "Substituted Beneficiary" refers to the beneficiary designated under the Plan by the Participant to receive death benefits payable under the Plan, where the Owner has elected, pursuant to Section 4.04 to designate such person to receive the death benefit payable under Section 2.09.

The following definition is added: SECTION 1.23 TAX EXEMPT EMPLOYER PLAN.

The term "Tax Exempt Employer Plan" means a Plan established and maintained by a Tax Exempt Employer which has adopted and maintains a Plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 2.01 CONTRIBUTIONS.  The existing section is replaced by the following:

a) Provisions applicable to Certificates funding both Governmental and Tax Exempt Employer Plans.

The Employer makes Contributions from time to time pursuant to the terms of the Plan. Contributions will be allocated to the Divisions in accordance with the instructions received on the application, unless later changed. Equitable reserves the right to refuse to accept any Contributions of less than $20.00.

Each Contribution received by Equitable on the Participant's behalf will, before its allocation under this Certificate, be reduced by the amount of any Applicable Tax Charge, as determined by Equitable.

Two types of Contributions may be made to this Certificate, if and as permitted by the Plan: Contributions determined by reference to the Plan participant's compensation and contributions

2002EDC-100                                                               Page 3

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of funds directly transferred from another Plan of the same type or other funds invested under the Employer's Plan.

Contributions to the Certificate determined by reference to compensation are limited to the maximum amount that may be deferred for a Participant for any taxable year under Section 457 of the Code.

If Equitable determines that any Contributions would cause this Certificate not to qualify under Section 457 of the Code, Equitable reserves the right to refuse to accept any such Contributions.

b) Additional provisions applicable to Certificates funding Governmental Employer Plans

The Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, makes Contributions with respect to compensation from time to time pursuant to the terms of the Plan.

If and as permitted by the Plan Equitable may agree to accept, subject to Equitable's rules at the time, "rollover contributions" from another eligible retirement plan described in Sections 457(e)(16) and 402(c) of the Code. Rollover contributions will be separately accounted for as required under the Code.

SECTION 2.03 GUARANTEED INTEREST DIVISION. The following sentence is added to the end of the third paragraph:

Equitable will credit the amount in the Guaranteed Interest Division with interest at effective annual rates that Equitable determines.

The following section is added: SECTION 2.05A RESTRICTIONS ON DISTRIBUTIONS.

Notwithstanding anything in this Certificate to the contrary, payments of Cash Value pursuant to Section 2.06 Termination of Participation, Section 2.07 Partial Withdrawals, or Part III - Benefits are subject to the restrictions in this Section. Equitable reserves the right to require proof acceptable to Equitable that any transaction requested under any of Sections 2.06, 2.07 or
Part III is permissible under the Plan before processing any such transaction.

a) Tax Exempt Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be made available to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 70 1/2, (ii) when the Plan participant has a severance from employment with the Employer or (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations).

b) Governmental Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 70 1/2, (ii) when the Plan participant has a severance from employment with the Employer or (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations). If loans are permitted under the Plan, Equitable


2002EDC-100                                                               Page 4

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reserves the right to limit transfers of Cash Value, up to the amount of any loan reserve account under the Certificate, to another funding vehicle under the Employer's Plan or to another Governmental Employer Plan, while there is a loan outstanding as described in Section 2.10 Loans.

SECTION 2.06 TERMINATION OF PARTICIPATION. The existing section is amended as follows:

1. The first paragraph is replaced with the following:

   Subject to any restrictions under the terms of the Plan, the Employer, or Plan Trust if the Plan Trust is the Owner, and is so authorized by the terms of the Trust Agreement, may elect by written notice to terminate this Certificate. Equitable will pay the Cash Value or Annuity Account Value to the Employer or as applicable, the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value. Where the Owner is the Participant, the advance written approval of the Employer or the Plan Trustee may be required to make payment to the Participant or other payee. Equitable will determine the Cash Value of this Certificate as of the transaction date.

   If this Certificate is terminated, surrendered or exchanged prior to the Participant's Retirement Date, Equitable reserves the right to deduct an Applicable Tax Charge. If Equitable previously deducted Applicable Tax Charges from Contributions pursuant to Section 2.01, Equitable will not again deduct charges for the same taxes on terminations, unless a change in applicable law has occurred with respect to this Certificate.

2. The following is added as the fifth paragraph at the end of the section:

   Equitable will pay either the Cash Value or Annuity Account Value, as applicable, directly to the Employer or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value, unless such Employer or Plan Trust, as applicable, gives Equitable written notice at the time of termination that it requests us to make payment to the Participant or other person, and that such payment is permissible under the Plan. Where the Owner is the Participant, Equitable will pay the Cash Value or Annuity Account Value, as applicable, to the Owner upon receipt of written notice from the Employer that the payment is permissible under the Plan.

SECTION 2.07 PARTIAL WITHDRAWALS.  This section is amended as follows:

1. The following is added after the first sentence of the first paragraph:

   Equitable reserves the right to require written notice from the Employer that a request for a partial withdrawal from an Owner who is the Participant is permissible under the Plan before processing such request.


2002EDC-100                                                               Page 5

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2. The following is added to the end of the third paragraph

   Where the Owner is the Participant, Equitable will pay the Cash Value or Annuity Account Value, as applicable, to the Owner upon receipt of written notice from the Employer that the payment is permissible under the Plan.

SECTION 2.07A PARTIAL WITHDRAWAL CHARGES. The last paragraph under "Withdrawal Charge" is added as follows:

If withdrawals are made from this Certificate prior to the Participant's Retirement Date, Equitable reserves the right to deduct an Applicable Tax Charge. If Equitable has previously deducted for Applicable Tax Charges from Contributions pursuant to Section 2.01, Equitable will not again deduct charges for the same taxes on withdrawals, unless a change in applicable law has occurred with respect to this Certificate.

SECTION 2.07B FREE CORRIDOR AMOUNT. The existing section is replaced by the following:

The term "Free Corridor Amount" means an amount equal to the excess, if any, of
(i) 10% of the sum of the Annuity Account Value on the transaction date over
(ii) cumulative prior withdrawals made pursuant to Section 2.07 in the current Participation Year, with the Annuity Account Value for this purpose not to include the amount of the entire unpaid balance of any outstanding loan, including any interest due, on the same date.

SECTION 2.09 DEATH BENEFIT. The existing section is amended by adding the following at the end of the section:

Equitable will pay the death benefit to the beneficiary in the form of an Annuity Benefit if you have made the election described in the last paragraph of
Section 4.04. Also in accordance with the last paragraph of Section 4.04, if no such election is in effect at the Participant's death, Equitable will pay the death benefit to the beneficiary in a single sum, unless the beneficiary elects, before Equitable pays the death benefit, to apply the death benefit to an Annuity Benefit.

The following section is added: SECTION 2.10 LOANS UNDER CERTIFICATE FUNDING GOVERNMENTAL EMPLOYER PLAN.

Unless otherwise restricted by the Plan or the Code, and subject to your approval, the Participant may effect a loan under this Certificate before the election and commencement of Annuity Benefits. Future restrictions in the Code may require changes in the terms and availability of the loans. The Annuity Account Value (including the loan reserve account as described below) will be the sole security for the loan.

Equitable reserves the right not to permit new loans if a previous loan was defaulted and not repaid when due.

A loan is effective on the date Equitable specifies, according to Equitable's then current procedures, after Equitable approves the loan request form. The loan request form together with the loan confirmation notice will be the loan agreement and will contain all the terms of the loan which apply, including amount of the loan, interest rate, and the payments due.

2002EDC-100                                                               Page 6

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The amount of the loan may not be more than (i) 80% of the Annuity Account Value of this Certificate, if such total Annuity Account Value is greater than or equal to $3,750 and less than $12,500, (ii) $10,000, if the Annuity Account
Value is greater than or equal to $12,500 and less than $20,000, and (iii) 50% of the Annuity Account Value if the Annuity Account Value is greater than or equal to $20,000, but in no event shall the loan amount exceed $50,000 less the highest outstanding balance under this Certificate during the one year period ending the day before the effective date of the loan. The minimum loan permitted is [$3,000]. For this purpose, the Annuity Account Value is taken as of the loan effective date.

Only [one] outstanding loan is permitted at a time under this Certificate.

As a condition for granting a loan, Equitable will require the Participant's representation that the loan amount requested, when aggregated with loans (principal plus interest) from all qualified plans of the Governmental Employer, does not exceed the greater of $10,000 or 50% of the value of the Participant's nonforfeitable accrued benefits, and in no event exceeds $50,000 less the highest outstanding balance of all loans from qualified plans of the Governmental Employer during the one year period ending on the day before the effective date of the loan. Equitable reserves the right to also require that the Participant elect not to have income tax withholding apply with respect to any interest and/or loan principal that would otherwise be subject to withholding.

The loan term will be either (i) ten years, if the Participant represents that the purpose of the loan is to acquire, build or substantially rehabilitate a dwelling unit which, within a reasonable period of time, is to be used as the Participant's principal residence or (ii) five years. In any event, the loan term may not extend beyond, (that is, full repayment of the loan will be required) upon the earlier of (i) the election and commencement of Annuity Benefits pursuant to Section 3.03, (ii) the date Equitable receives written notice from the Owner to terminate this Certificate pursuant to Section 2.06,
(iii) the date Equitable pays a Death Benefit pursuant to Section 2.09, and (iv) any date provided for such loans be Federal tax rules including acceleration of the loan repayment in order that the operation of the loan provisions does not adversely affect the tax treatment of this Certificate.

Equitable will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law. However, if a different rate is requested by the Employer, Equitable will substitute the rate requested by the Employer subject to any limitations imposed by law. The rate so determined by Equitable will be a reasonable rate based on prevailing rates available at the date of determination on loans, charged by persons in the business of lending money for loans which would be made under similar circumstances.

On the loan effective date, Equitable will hold in a loan reserve account an amount equal to the sum of (i) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (ii) 10% of the loan, which will earn interest at the Guaranteed Interest Rate, as defined in this Certificate; the "Loan Reserve Account Rate" will equal the loan interest rate, reduced by 2% or such other percentage which is determined according to Equitable's then current procedures and which is not greater than permitted under any current applicable state or federal law.

The Participant may specify from which Divisions these amounts are to be transferred to the loan reserve account. In the absence of direction, or if directions cover only part of the amount required

2002EDC-100                                                               Page 7

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to be transferred to the loan reserve account, Equitable will transfer the required (or additional required) amounts from each Division in proportion to the amounts in such Divisions.

On the first day of the third month following the effective date of the loan and quarterly thereafter (or first business day thereafter, if such day is not a business day), the amount of interest earned at the Loan Reserve Account Rate annually during the prior quarter will be transferred to the portion of the loan reserve account that earns interest at the Guaranteed Interest Rate. You may not make any partial withdrawals or transfers from the loan reserve account.

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law; the loan may be repaid in full at any time, including interest due. Any payments will first be applied by Equitable to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the loan reserve account to the Guaranteed Interest Division and may be withdrawn (if otherwise permitted), transferred to another Division, or applied to an annuity as described in the Certificate.

By each due date (or a specified date thereafter according to Equitable's then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at Equitable's Processing Office, Equitable will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

If the amount of the loan reserve account is not subject to the restrictions described in Section 2.05A of this Endorsement, on default Equitable reserves the right to deduct from the loan reserve account an amount equal to the interest and principal payments due. Equitable also reserves the right to deduct any Withdrawal Charges that apply and any required tax withholding.

If the amount in the loan reserve account is subject to the restrictions described in Section 2.05A, on default Equitable will designate in the loan reserve account an amount equal to the unpaid loan balance (interest and principal payments due) at the time of the default. When the Certificate is no longer subject to the withdrawal restrictions of Section 2.05A, Equitable will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Participant reaches age 70 1/2 or Equitable is notified in writing that another event has occurred which would permit amounts subject to restrictions on distribution to be paid. (Such an event includes but is not limited to severance from employment.)

Equitable has the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law that applies.


2002EDC-100                                                               Page 8
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The following section is added: SECTION 2.11 DIRECT ROLLOVERS OF ELIGIBLE
ROLLOVER DISTRIBUTIONS FROM GOVERNMENTAL EMPLOYER PLANS.

The Participant (or a beneficiary or Substituted Beneficiary under Section 4.04 of this Certificate who is the Participant's surviving spouse) may elect to have all or any portion of the Cash Value or the Death Benefit described in Section
2.09 of this Certificate, as applicable, paid directly to another "eligible retirement plan" in a "direct rollover transaction" in accordance with Sections 457, 402(c) and 401(a)(31) of the Code.

In order to elect this option all of the following requirements must be met:

(A) The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Participant (or the Participant's spousal beneficiary).

(B) The distribution must not include any after-tax contributions to the Certificate except as otherwise permitted under the Code.

(C) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. See Section 3.05. Equitable reserves the right to determine the amount of the Required Minimum Distribution. If the Participant elected a payment option in Part III of this Certificate which is either a life-contingent annuity or paying substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(D) The direct rollover option is not available for a distribution due to unforeseeable emergency, except as otherwise permitted under the Code.

PART III - "ANNUITY BENEFITS' is changed to PART III - "BENEFITS"

SECTION 3.03 ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS. The existing section is replaced with the following:

As of the Participant's Retirement Date, provided the Participant is then living, the Annuity Account Value shall be applied to provide the Normal Form of Annuity Benefit, unless you elect, subject to the terms of the Plan and the provisions of the Code, (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever is applicable pursuant to the first paragraph of Section 3.04, to provide an Annuity Benefit on any other form offered by Equitable or one of Equitable's affiliated or subsidiary life insurance companies, as elected by you or (iii) to take distributions or payments in amounts and at times as required by the distribution rules of Sections 457(d) and 401(a)(9) of the Code and applicable Treasury Regulations, pursuant to Section 3.05, and subject to Equitable's rules then in effect.

Notice and election forms will be provided to you not more than six months prior to the Retirement Date. (On your prior written request Equitable will also provide notice and election forms directly to the Participant.)

If you elect prior to the Participant's Retirement Date to terminate this Certificate pursuant to Section 2.06, you may elect to have an Annuity Benefit paid in lieu of the Cash Value.

2002EDC-100                                                               Page 9

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If your Plan permits and you provide Equitable written instructions to do so in advance of payment, Equitable will make payment of the Cash Value, Annuity Benefits or partial withdrawals directly to the Participant, Substituted Beneficiary or other payee designated by you.

Equitable will have the right to require you to furnish pertinent information to provide an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

The applicable Annuity Benefit will be provided pursuant to Sections 3.04 and
3.05. Equitable may offer annuity forms other than the Life Annuity Form or Joint and Survivor Life Annuity Form issued by Equitable or one of Equitable's affiliated or subsidiary life insurance companies.

SECTION 3.04 AMOUNT OF ANNUITY BENEFITS. The second, the third and the fifth paragraphs of the existing section are replaced with the following:

The amount applied to provide an Annuity Benefit may be reduced by any Applicable Tax Charge, as Equitable determines. If Equitable has previously deducted Charges from Contributions as provided in Section 2.01, Equitable will not again deduct charges for the same taxes before application to provide an Annuity Benefit, unless a change in applicable law has occurred with respect to this Certificate. The balance shall purchase the Annuity Benefit on the basis of either (i) the Table of Guaranteed Annuity Payments as shown in the certificate or (ii) Equitable's current individual annuity rates for payment of proceeds, whichever rates would provide a larger benefit with respect to the payee. Regardless of the basis used, this Certificate will be governed by Equitable's supplementary Certificate then in effect.

If an amount is applied to provide an Annuity Benefit, the amount to be applied will, in addition to any reduction for an Applicable Tax Charge, be reduced by an administrative charge. The amount of such charge will be determined from time to time in accordance with Equitable's general practices applicable on a uniform basis to all Certificates of the same type as this Certificate.

The Tables of Guaranteed Annuity Payments set forth the minimum amount of monthly income that $1,000 of Annuity Value will provide under the terms of this Certificate, as indicated, on either the Life Annuity Form or the Joint and Survivor Life Annuity Form (with 100% of the amount of payment to the Participant continued to the Participant's spouse). The amount of income provided under the Fixed Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life Annuity Form, is based on 3.5% interest and the 1983 Individual Annuity Mortality Table "a" adjusted to a unisex basis based on a 50-50 split of males and females. The amounts of income initially provided under the Variable Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life Annuity Form are based on a 50-50 split of males and females at age zero and an Assumed Base Rate of Net Investment Return of 3.5% or 5%, whichever applies pursuant to Section 1.16.

SECTION 3.05 PAYMENT OF ANNUITY BENEFITS. The existing section is replaced with the following and the name of the section is changed to "Payment of Benefits and Required Minimum Distribution Rules".



As required under Sections 457 and 401(a)(9) of the Code and pursuant to the terms of the Plan, the entire interest of the Participant in this Certificate is to be distributed or will begin to be distributed at least annually from this Certificate beginning no later than the first day of April following the

2002EDC-100                                                              Page 10

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later of the calendar year in which the Participant attains age 70 years and 6 months, or (b) retires from service with the Employer ("Required Beginning
Date").

The amount to be distributed for a year is a "Required Minimum Distribution."

The entire interest may be distributed, as elected pursuant to the Plan and this Certificate, over (a) the life of the Participant, or the lives of the Participant and a designated beneficiary, or (b) a period certain not extending beyond the Participant's life expectancy, or the joint and last survivor life expectancy of the Participant and a designated beneficiary. All distributions made hereunder shall be made in accordance with the requirements of Sections 457 and 401(a)(9) of the Code, and applicable Treasury Regulations including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code.

If the Participant dies after distribution of the interest in this Certificate described in the first paragraph of this Section has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

If the Participant dies before distribution of the interest described in the first paragraph of this Section begins:

(1) If the Participant's interest is payable to a designated individual beneficiary, then the entire interest will be distributed in accordance with Treasury Regulations over the life of the beneficiary or over a period certain not greater than the life expectancy of the designated beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of the Participant's death.

(2) If the designated beneficiary is the Participant's surviving spouse, the date distributions that are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year of the Participant's death or (B) December 31 of the calendar year in which the Participant would have attained age 70 years and 6 months.

(3) If neither (1) nor (2) applies, or if elected by the designated individual beneficiary, then distribution of the entire interest in the Certificate shall be completed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death.

Notwithstanding the above paragraphs and the following paragraphs of this
Section 3.05, while any distribution shall be subject to requirements of the Code, any distribution shall also be subject to the terms of this Certificate. That is, the forms of distribution shall be those which are made available by Equitable at the time of your election.

Evidence of each payee's survival must be furnished to Equitable either by personal endorsement of the check drawn for payment or by other means satisfactory to Equitable.


If a benefit payment under the terms of this Certificate was based on information that is subsequently found to be incorrect, the benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination thereof. Overpayments by Equitable will be charged against, and underpayments will be added to, any payments thereafter falling due under


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

this Certificate with respect to the payee, affecting as many such payments as are necessary to correct the overpayment or underpayment. Equitable's liability, with respect to a payee, is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under this Certificate.

If Equitable receives evidence satisfactory to Equitable that (i) a payee entitled to receive any payment under this Certificate is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments (in the case of a minor, at a rate not exceeding $200 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

If a variable annuity form made available by Equitable provides for payment for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any remaining payments, provided no person upon whose life the income depends is surviving.

Pursuant to Section 3.03, upon the election of an annuity form providing payments for a period certain, you (or the Participant, if the employer has advised Equitable in writing that it is permitted under the terms of the Plan) may designate (with the right to change such designation) a payee to receive any payments that may become due after the death of the person or persons upon whose life or lives the income may depend.

Subject to the terms of the Plan, the payee may designate (with the right to change such designation and without the concurrence of any other person) a person or persons to receive any payments or installments payable after such payee's death, if the absence of such a designation would result in a single sum payment to such payee's estate in accordance with the following paragraph.

If at the death of any payee there is no designated person living entitled to receive any remaining payments or installments, Equitable will pay in a single sum to such payee's estate the commuted value of any remaining payments or installments.

The commuted value of any such remaining payments will be determined on the basis of compound interest at the rate utilized in the actuarial rate basis applicable in determining the annuity amount.

If the amount to be applied hereunder is less than $2,000, or would result in an initial payment of less than $20, Equitable may pay the amount to the payee in a single sum instead of applying it under the annuity form elected pursuant to
Section 3.03.


Payments under annuity forms with life contingencies terminate with the last payment due before the death of the person or persons upon whose life the income depends or the end of the certain period, whichever is later.

Equitable will require satisfactory evidence of the age of any person upon whose life an annuity form depends.

SECTION 4.03 NONFORFEITABILITY, NONTRANSFERABILITY AND ASSIGNMENTS. The first sentence of the first paragraph is replaced with the following:

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The entire interest under this Certificate is nonforfeitable. This Certificate is nontransferable except by surrender to Equitable.

SECTION 4.04 BENEFICIARY.  The existing section is replaced with the following:

Each Participant, as of such Participant's Participation Date, is to provide Equitable with an initial designation of the beneficiary entitled to receive any death benefit payable with respect to such Participant pursuant to Section 2.09. The Participant may change such designation from time to time during such Participant's lifetime and while a certificate for such Participant is being maintained hereunder. Any such designation or change will be made by written notice in a form satisfactory to Equitable. A change will, upon receipt at the Processing Office, take effect as of the time the written notice was signed, whether or not the Participant is living on the date of receipt, but without further liability as to any payment or other settlement made by Equitable before receipt of such change.

If the Plan under which this Certificate is purchased is maintained by the Tax Exempt Employer, the Employer is the Owner of and beneficiary under this Certificate. The person listed as beneficiary is entitled to receive any death benefit payable under this Certificate pursuant to Section 2.09. Upon the Participant's death such beneficiary may, by written request to Equitable's Processing Office, at any time up to and including provision of due proof of such death, change the beneficiary designation for the Section 2.09 death benefit from the listed beneficiary to the Substituted Beneficiary.

Unless otherwise specified in the designation, if a Participant has designated two or more persons as beneficiary, the beneficiary will be the designated person or persons who survive the Participant and if more than one survive they will share equally.

Any part of a death benefit payable with respect to a Participant pursuant to
Section 2.09 for which there is no designated beneficiary living at the death of the Participant will be payable, subject to the terms of the Plan, in a single sum to the surviving spouse, if any, if there is no surviving spouse then to the surviving children, if any, if there are no surviving children then to the Participant's estate.

Subject to the terms of the Plan, the beneficiary (including a Substituted Beneficiary) may elect to receive the death benefit payable under Section 2.09 in the form of an Annuity Benefit or any other Benefit payment Equitable offers rather than as a single sum. Any such election must meet the minimum distribution rules of Sections 457(d) and 401(a)(9) of the Code and applicable Treasury Regulations, as described in Section 3.05 of this Endorsement.

SECTION 4.05 DISQUALIFICATION OF PLAN OR CERTIFICATE. The second paragraph of the existing section is replaced with the following:

In the event that this Certificate fails to qualify as an Annuity as described in Section 1.02, Equitable has the right, upon receiving notice of such fact, to terminate this Certificate and pay to you the Annuity Account Value less a deduction for the appropriate part attributable to you of any income tax payable by you which would not have been payable had this Certificate qualified as an Annuity.

SECTION 4.08 ANNUAL NOTICE. The existing section is replaced with the following:

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At the end of each Participation Year up to and including the Retirement Date,
Equitable will furnish the Participant with a notice showing as of a specified recent date:

1.) the amount the Participant has in the Guaranteed Interest Division, 2.) the total number of Accumulation Units the Participant has in any of the
     Investment Divisions,
3.)  the Accumulation Unit Value,
4.) the amount the Participant has in any of the Investment Divisions, 5.) the Cash Value,
6.) the amount the Participant has in the loan reserve account, and 7.) the amount of the death benefit payable with respect to the Participant.
     After the Retirement Date, Equitable will notify the Participant of the number of Annuity Units and the Average Annuity Unit Value used in determining the amount of each Variable Annuity Benefit payment, if any.

SECTION 4.11 OWNERSHIP RIGHT OF EMPLOYER. The existing section is replaced with the following:

Except as provided below, in accordance with Sections 457(b)(6) and 457 (g) of the Code, until amounts under this Certificate are distributed or made available to the Participant or the Participant's beneficiary in accordance with the terms of the Certificate and the terms of the Plan, this Certificate remains solely the property of the Employer (subject only to claims of the Employer's general creditors). If the Plan under which this Certificate is purchased is maintained by Government Employer, the following three sentences apply:

1. The owner of this Certificate (which may be the Plan Trust or Employer or Plan Participant) holds it in trust for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan, and it is not subject to the claims of the Employer's general creditors.

2. It is impossible, prior to the satisfaction of all liabilities with respect to the Plan participant and the participant's beneficiaries under the Plan, for any part of the assets and income of this Certificate to be used for, or diverted to, purposes other than for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan.


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3.   The last two sentences do not apply to a Governmental Employer Plan in existence on August 20, 1996 until January 1, 1999 (or any earlier Plan amendment date).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Christopher M. Condron                   /s/ Pauline Sherman
------------------------------------         -----------------------------------
Christopher M. Condron                       Pauline Sherman
Chairman and Chief Executive Officer         Senior Vice President, Secretary
                                             and Associate General Counsel



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